Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 202.857.6000 main 202.857.6395 fax aslaw.com

February 2, 2023

EBET, Inc.
3960 Howard Hughes Parkway
Las Vegas, NV 89169

Ladies and Gentlemen:

We have acted as counsel to EBET, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-265538 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which was declared effective on June 22, 2022, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). We have also acted as counsel to the Company in connection with the preparation of a prospectus supplement dated February 2, 2023 to the base prospectus dated June 22, 2022 (such prospectus supplement together with such base prospectus, the “Prospectus”) relating to the offer and sale by the Company of 6,372,530 shares of Common Stock (each a “Share”). The Shares are to be sold by the Company pursuant to a securities purchase agreement (“Purchase Agreement”) with certain institutional investors, dated February 2, 2023. The form of Purchase Agreement are being filed with the Commission as exhibit 10.1 to the Company’s Current Report on Form 8-K, to which this opinion is also an exhibit.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus, the form of Purchase Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The foregoing opinions are limited to the Chapter 78 of the Nevada Revised Statutes, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff, LLP